Execution Copy

$700,000,000
CREDIT AGREEMENT
dated as of September 7, 2010,
among
NABORS INDUSTRIES, INC.,
as Borrower,
NABORS INDUSTRIES LTD.,
as Guarantor,
THE LENDERS PARTY HERETO
and
UBS SECURITIES LLC and MIZUHO CORPORATE BANK (USA),
as Documentation Agents
and
DEUTSCHE BANK AG NEW YORK BRANCH and CITIBANK N.A.,
As Syndication Agents,
and
UBS AG, STAMFORD BRANCH,
as Administrative Agent,
and
UBS LOAN FINANCE LLC,
as Swingline Lender

Arranged By:
UBS SECURITIES LLC, MIZUHO CORPORATE BANK (USA),
DEUTSCHE BANK AG NEW YORK BRANCH and CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Book Runners

i

ANNEXES
Annex I             Applicable Margin

EXHIBITS
Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Lender Addendum
Exhibit F-1	Form of Revolving Note
Exhibit F-2	Form of Swingline Note
Exhibit G	Form of Opinion of Counsel to Loan Parties
Exhibit H	Form of Officer’s Certificate
Exhibit I	Form of Foreign Lender Certificate

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) dated as of September 7, 2010, among NABORS INDUSTRIES, INC., a Delaware corporation (“Borrower”), NABORS INDUSTRIES LTD., a Bermuda exempted company (“Holdings”), the Lenders, UBS SECURITIES LLC, as a Joint Lead Arranger (in such capacity, “Arranger”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.
WITNESSETH:
     WHEREAS, Borrower has requested the Lenders to extend credit to it in the form of Revolving Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $700,000,000;
     WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $60,000,000;
     WHEREAS, the proceeds of the Loans are to be used in accordance with Section 5.08;
     WHEREAS, the Lenders are willing to extend such credit to Borrower; and
     NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms.
     As used in this Agreement (including in the above preamble and recitals) and unless otherwise expressly stated herein, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
     “ABR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
     “Additional Lender” shall have the meaning given in Section 2.18(a).
     “Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period, divided by (b) 1.00 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

     “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.
     “Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
     “Affiliate” of any person shall mean (a) any other person which directly, or indirectly through one or more intermediaries, controls such person or (b) any other person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning assigned to such term in the preamble hereto.
     “Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT ACT”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (“IEEPA”), 50 U.S.C. § 1701, and Executive Order 13224 (effective September 24, 2001).
     “Applicable Fee” shall mean, for any day, with respect to any Commitment, the applicable percentage set forth in Annex I under the caption “Applicable Fee”.
     “Applicable Margin” shall mean, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the appropriate caption.
     “Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender’s Loans and Commitments.
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” shall have the meaning assigned to such term in the preamble hereto.

     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
     “Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the aggregate Revolving Commitments.
     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date when changed generally by the Administrative Agent. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
     “Beneficiaries” shall mean, collectively, the Administrative Agent, the Lenders and the Arranger.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
     “Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
     “Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Borrowing” shall mean (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
     “Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Stock” shall mean (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of the assets of, the issuing person, including, in each case, all warrants, rights or options to purchase any of the foregoing.
     “Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Change of Control” shall mean an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the Capital Stock of Holdings entitled to vote for members of the Board of Directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Capital Stock that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 24 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or
     (c) Holdings at any time ceases to own, directly or indirectly, 100% of the Capital Stock of Borrower.

     For purposes of this definition, a person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
     “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement.
     “Charges” shall have the meaning assigned to such term in Section 10.14.
     “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.18, of which such Loan, Borrowing or Commitment shall be a part.
     “Closing Date” shall mean the first date on which the conditions set forth in Section 4.01 of this Agreement are satisfied or waived and this Agreement becomes effective pursuant to the provisions of Section 10.06; provided that the Closing Date shall occur no later than October 29, 2010.
     “Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
     “Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment.
     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
     “Compensation Requesting Lender” shall mean a Lender that requests compensation under Section 2.11.
     “Consolidated Net Tangible Assets” shall mean the total assets of Holdings and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of Holdings and its Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of Holdings and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of Holdings and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.
     “Contingent Obligations” shall mean, with respect to any person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other person (including, without limitation, maintenance agreements, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Contingent Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Contingent Obligation is made.
     “Controlled” shall mean, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, through the exercise of voting power or by contract.
     “Credit Extension” shall mean the making of a Loan by a Lender.
     “Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer, or other similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and relating to or affecting the rights of creditors generally.
     “Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
     “Default Rate” shall have the meaning assigned to such term in Section 2.06(c).
     “Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Swingline Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such Lender has notified the Administrative Agent in writing of its good faith determination that one or more conditions to its obligation to fund Loans or participations in Swingline Loans has not been satisfied, (b) has notified the Administrative Agent, the Swingline Lender, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it is unable to or does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent (based on the reasonable belief that it may not fulfill its funding obligation), to confirm that it will timely and fully comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Swingline Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any amount (other than amounts referenced in clause (a) above) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) is, or whose Parent has become, the subject of any action or proceeding of a type described in Section 8.01(d) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or Parent of Lender); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect company thereof by a Governmental Authority.
     “Documentation Agent” shall mean UBS Securities LLC and Mizuho Corporate Bank (USA), each as documentation agent for the Lenders.
     “dollars” or “$” shall mean lawful money of the United States.

     “Eligible Assignee” shall mean any person to whom it is permitted to assign Loans and Commitments pursuant to Section 10.04(b)(i); provided that “Eligible Assignee” shall not include Holdings or any of its Affiliates or Subsidiaries or any natural person.
     “Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
     “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
     “Environmental Law” shall mean any legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     “ERISA Affiliate” shall mean, an entity, whether or not incorporated, which is (i) under common control (within the meaning of Section 4001(a)(14) of ERISA) with Borrower, Holdings or any of their Subsidiaries or (ii) is a member of a group which includes Borrower or Holdings or any of their Subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code with Borrower, Holdings or any of their Subsidiaries.
     “ERISA Event” shall have the meaning assigned to such term in Section 8.01(g).
     “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

     “Eurodollar Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
     “Event of Default” shall have the meaning assigned to such term in Section 8.01.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income or profits (however denominated) and franchise taxes imposed on it (in lieu of or in addition to net income or profits taxes) by a jurisdiction (or a political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in subclause (a) above, (c) in the case of a Foreign Lender (other than an assignee of a Compensation Requesting Lender or Tax Payment Lender pursuant to a request by Borrower under Section 2.15(b)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to any Requirements of Law that are in effect at the time such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.14(a); (d) in the case of a Foreign Lender who designates a new lending office, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to any Requirements of Law that are in effect at the time of such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.14(a), (e) any U.S. federal withholding tax that is attributable to a Lender’s failure to comply with Section 2.14(e), and (f) any U.S. federal withholding taxes imposed pursuant to FATCA on any “withholdable payment” made to the Administrative Agent, any Lender, or any other recipient of any payment to be made on account of any obligation of Borrower hereunder as a result of the Administrative Agent, such Lender, or other recipient failing to comply with the requirements of FATCA to establish and maintain an exemption from withholding thereunder, but only if the Administrative Agent, such Lender, or such other recipient has the ability under FATCA to establish and maintain an exemption from withholding thereunder.
     “FATCA” shall mean Sections 1471 through 1474 of the Code and any Treasury regulations promulgated thereunder or official interpretations thereof.
     “Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fees” shall mean the Commitment Fees and the Administrative Agent Fees.
     “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
     “Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

     “Foreign Subsidiary” shall mean each Subsidiary organized and existing under the law of a jurisdiction other than the United States, any state or territory thereof, the District of Columbia or any political subdivision of the United States, any state or territory thereof or the District of Columbia.
     “Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.
     “Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).
     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
     “Guarantor” shall mean Holdings and each Subsidiary that guarantees the Obligations under Section 6.06(j).
     “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
     “Holdings” shall have the meaning assigned to such term in the preamble hereto.
     “Increase Effective Date” shall have the meaning assigned to such term in Section 2.18(a).
     “Increase Joinder” shall have the meaning assigned to such term in Section 2.18(c).
     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money (excluding from this clause (a) and clause (b) below intraday over advances and overnight overdrafts; provided that, such obligations are not outstanding for more than two (2) Business Days), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such person issued or assumed as the deferred purchase price of property or services purchased by such person (excluding account payables that are not more than 180 days past due), which would appear as liabilities on a balance sheet of such person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Contingent Obligations of such person other than Contingent Obligations of the Subsidiaries or parent of such person with respect to Indebtedness of such person, (g) the principal portion of all obligations of such person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect in any of the foregoing in this clause (g) to any third-party indemnification, (h) all obligations of such person with respect to Redeemable Preferred Stock, and (i) the maximum amount of all standby letters of credit (other than those entered for purposes of bid and performance bonds) issued or bankers’ acceptances facilities created for the account of such person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed). The Indebtedness of any person shall include the Indebtedness of any partnership or unincorporated joint venture for which such person is legally obligated.
     “Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).
     “Index Debt” shall mean Borrower’s long-term senior unsecured, non-credit enhanced publically held debt.
     “Information” shall have the meaning assigned to such term in Section 10.12.
     “Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.
     “Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Revolving Loan or Swingline Loan, the Maturity Date or such earlier date on which the Revolving Commitments are terminated, as the case may be.
     “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(d).
     “Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit E, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

     “Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.
     “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).
     “Loan Documents” shall mean this Agreement and the Notes (if any).
     “Loan Parties” shall mean collectively, Borrower, Holdings and each other Guarantor.
     “Loans” shall mean, as the context may require, a Revolving Loan or a Swingline Loan (and shall include any Revolving Loans contemplated by Section 2.18).
     “London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to ABR Loans; provided that, other than with respect to the rate of interest applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans.

     “Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the Alternate Base Rate for such day. Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate.
     “Material Adverse Effect” shall mean an event or condition that constitutes, or would reasonably be expected to result in, a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Holdings and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under this Agreement or (c) the validity or enforceability of or the rights and remedies of the Administrative Agent or the Lenders under this Agreement.
     “Material Subsidiary” shall mean any Subsidiary of Holdings (a) with a net book value in excess of $100,000,000, calculated as of the end of the most recent fiscal quarter or (b) whose revenues for the immediately preceding twelve month period exceeded $100,000,000.
     “Maturity Date” shall mean September 7, 2014.
     “Maximum Rate” shall have the meaning assigned to such term in Section 10.14.
     “MNPI” shall have the meaning assigned to such term in Section 10.01(d).
     “Multiemployer Plan” shall mean a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
     “Multiple Employer Plan” shall mean a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, to which Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate and at least one employer other than Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate are contributing sponsors.
     “Net Funded Indebtedness” of any person shall mean, without duplication, (i) the sum of (a) all obligations of such person for borrowed money (excluding from this clause (a) and clause (b) below intraday over advances and overnight overdrafts, provided that, such obligations are not outstanding for more than two (2) Business Days), plus (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, plus (c) all Contingent Obligations of such person with respect to Net Funded Indebtedness of another person, plus (d) the principal portion of all obligations of such person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, and after giving effect to any of the foregoing in this clause (d) to any third-party indemnification, plus (e) all obligations of such person with respect to Redeemable Preferred Stock, less (ii) cash and Cash Equivalents (other than restricted cash). The Net Funded Indebtedness of any person shall include the Net Funded Indebtedness of any partnership or unincorporated joint venture for which such person is legally obligated. For the avoidance of doubt, Net Funded Indebtedness shall exclude any actual fair value adjustment arising from any interest rate swap transactions entered into in the ordinary course of business and not for investment or speculative purposes.
     “Net Worth” shall mean, as of any date, all of the shareholders’ equity or net worth (excluding, for the avoidance of doubt, Redeemable Preferred Stock) of Holdings and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

     “Notes” shall mean any promissory note of Borrower payable to the order of a Lender evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit F-1 or F-2.
     “Obligations” shall mean (a) obligations of any Loan Party from time to time arising under or in respect of the due and punctual payment of (i) the principal of, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any Loan Party under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Loan Party under or pursuant to this Agreement and the other Loan Documents.
     “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, memorandum of association and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
     “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).
     “Participant” shall have the meaning assigned to such term in Section 10.04(d).
     “Participant Register” shall have the meaning assigned to such term in Section 10.04(d).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.
     “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) which is either (i) maintained or sponsored by Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate or (ii) to which Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate is then making or accruing an obligation to make contributions or with respect to which Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has any liability, contingent or otherwise.
     “Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).
     “Private Siders” shall have the meaning assigned to such term in Section 10.01(d).

     “Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.17(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its Swingline Exposure is reallocated to the non-Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.
     “Prohibited Person” shall mean any person or entity:
i.	listed in the Annex to, or otherwise subject to the provisions of, Executive Order No. 13224 — Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

ii.	that is located, organized or chartered in a country that is subject to comprehensive sanctions by the United States Government (as of 8/29/2010 — Cuba, Iran and Sudan); and

iii.	that is named on any Restricted Party Lists put forth by any United States Government agency including: (1) the “Specially Designated Nationals” list; (2) the Denied Persons List; (3) the Entity List; (4) the Unverified Parties List; and (5) the Debarred Parties List.
     “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.
     “Public Siders” shall have the meaning assigned to such term in Section 10.01(d).
     “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
     “Redeemable Preferred Stock” of any person means any preferred stock issued by such person which is at any time prior to the Maturity Date either (a) mandatorily redeemable (by sinking fund or similar payment or otherwise) or (b) redeemable at the option of the holder thereof.
     “Register” shall have the meaning assigned to such term in Section 10.04(c).
     “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.
     “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Reportable Event” shall mean a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.
     “Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding and unused Commitments; provided that the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Minority Shares” shall mean Capital Stock of a Subsidiary organized under the laws of jurisdiction other than the United States or any Governmental Authority thereof that is required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transaction business in such foreign jurisdiction.
     “Requirements of Law” shall mean, with respect to any person, the Organizational Documents of such person and any law applicable to or binding upon such person or any of its property or to which such person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.
     “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other equity interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other equity interest or of any option, warrant or other right to acquire any such Capital Stock or other equity interest.
     “Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
     “Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $700,000,000.

     “Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender plus the aggregate amount at such time of such Lender’s Swingline Exposure.
     “Revolving Lender” shall mean a Lender with a Revolving Commitment.
     “Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01. Each Revolving Loan shall either be an ABR Loan or a Eurodollar Loan.
     “Sale and Lease-Back Transaction” shall mean any arrangement with any person providing for the leasing by Holdings or any Subsidiary of any property, whereby such property had been sold or transferred by Holdings or any Subsidiary to such person.
     “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
     “Securities Act” shall mean the Securities Act of 1933.
     “Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA and adopted solely by Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate or by a group consisting of Borrower, Holdings, any Subsidiary of either or one or more ERISA Affiliates.
     “Solvent” shall mean, with respect to any person as of a particular date, that on such date (a) such person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged or is to engage and (d) the book value of the assets of such person as set forth on such person’s balance sheet is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D. Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
     “Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.
     “Swap Contract” shall mean (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) (net of debit and credit values) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) (including both debit and credit values) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.16, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.16. The amount of the Swingline Commitment shall initially be $60,000,000, but shall in no event exceed the Revolving Commitment.
     “Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure (disregarding the Swingline Exposure of any Defaulting Lender to the extent its Swingline Exposure is reallocated to the non-Defaulting Lenders) at such time.
     “Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
     “Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.16.
     “Syndication Agent” shall mean Deutsche Bank AG New York Branch and Citibank, N.A., each as syndication agent for the Lenders,
     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Tax Payment Lender” shall mean a Lender that Borrower is required to pay any additional amount to, or to any Governmental Authority for the account of such Lender, pursuant to Section 2.14.
     “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).
     “Termination Event” shall mean (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA), (b) the withdrawal of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate a Single Employer Plan in a distress termination (within the meaning of Section 4041(c) of ERISA) pursuant to Section 4041(a)(2) of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA, (e) any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (f) the complete or partial withdrawal of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate from a Multiemployer Plan or the termination of a Multiemployer Plan.
     “Total Assets” shall mean all assets of Holdings and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.
     “Total Capitalization” shall mean the sum of (a) Net Worth plus (b) all Net Funded Indebtedness of Holdings and its Subsidiaries.
     “Total Consolidated Revenue” shall mean consolidated revenue of Holdings and its Subsidiaries as of the end of a fiscal quarter for the immediately prior four quarter period.
     “Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
     “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
     “United States” shall mean the United States of America.
     “Wholly Owned Subsidiary” shall mean any Subsidiary if all of the Capital Stock of such Subsidiary (other than directors’ qualifying shares and Required Minority Shares, in each case only to the extent required by applicable law) is owned by Borrower or Holdings directly or through other Wholly Owned Subsidiaries.
     Section 1.02 Classification of Loans and Borrowings.
     For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     Section 1.03 Terms Generally.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP.
     Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.
     Section 1.05 Resolution of Drafting Ambiguities.
     Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
ARTICLE II
THE CREDITS
     Section 2.01 Commitments.
     Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make one or more Revolving Loans in dollars to Borrower, at any time and from time to time during the Availability Period in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result after giving effect to any Revolving Borrowing in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

     Subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.
     Section 2.02 Loans.
          (a) Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments; provided that the failure of any Lender to make a Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender). ABR Loans comprising any Revolving Borrowing shall be in an aggregate principal amount that is (A) an integral multiple of $1.0 million and not less than $1.0 million or (B) equal to the remaining available balance of the aggregate Revolving Commitments, and the Eurodollar Loans comprising any Revolving Borrowing shall be in an aggregate principal amount that is (A) an integral multiple of $1.0 million and not less than $5.0 million or (B) equal to the remaining available balance of the aggregate Revolving Commitments.
          (b) Subject to Sections 2.10 and 2.11, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option (i) shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement, or (ii) create any enhanced rights in Administrative Agent or any Lender under this Agreement, including under Sections 2.11, 2.12, 2.14 and 10.03,that are additional to or more favorable than the rights thereof had such option not been exercised. Revolving Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Revolving Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Revolving Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 pm, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request delivered to or maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent specified in Article V shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made its ratable portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made its ratable portion of such Borrowing available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such

Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.03 Borrowing Procedure.
     To request a Revolving Borrowing, Borrower shall notify the Administrative Agent by delivering, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Borrowing comprised of Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days prior to the requested date of the proposed Borrowing or (ii) in the case of a Borrowing comprised of ABR Loans, not later than 10:00 a.m., New York City time, on the requested date of the proposed borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
          (a) the aggregate amount of such Revolving Borrowing;
          (b) the requested date of such Revolving Borrowing, which shall be a Business Day;
          (c) whether such Revolving Borrowing is to be for ABR Loans or Eurodollar Loans;
          (d) in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
          (e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and
          (f) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the Borrowing Request.
     If no election as to the Type of Loans is specified, then the requested Revolving Borrowing shall be deemed to be for Eurodollar Loans with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request, in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s pro rata portion of the Loan to be made as part of the requested Borrowing.

     Section 2.04 Evidence of Debt; Repayment of Loans.
          (a) Promise to Repay. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount outstanding of each Revolving Loan of such Revolving Lender on the Maturity Date and (ii) to the Swingline Lender, the then unpaid principal amount outstanding of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay the unpaid principal amount of all Swingline Loans that were outstanding on the date such Revolving Borrowing was requested. All payments or repayments of Loans shall be made in dollars.
          (b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain records including (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.
          (c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a Note. In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the form of Exhibit F-1 or F-2, as the case may be. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.
     Section 2.05 Fees.
          (a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (ii) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

          (b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).
          (c) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances except with respect to Administrative Agent Fees, as otherwise agreed in writing by the Administrative Agent and Borrower.
     Section 2.06 Interest on Loans.
          (a) ABR Loans. Subject to the provisions of Section 2.06(c), each Revolving Loan during the period such Revolving Loan is an ABR Loan, and each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time.
          (b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), each Revolving Loan, during the period such Revolving Loan is a Eurodollar Loan, shall bear interest at a rate per annum equal at all times during each Interest Period for such Revolving Loan to the Adjusted LIBOR Rate in effect therefor plus the Applicable Margin in effect from time to time.
          (c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such amount shall thereafter, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other outstanding amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.
          (e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
          (f) Currency for Payment of Interest. All interest paid or payable hereunder shall be paid in dollars.

     Section 2.07 Termination and Reduction of Commitments.
          (a) Termination of Commitments. The Revolving Commitments and the Swingline Commitment shall automatically terminate on the Maturity Date.
          (b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.
          (c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of any of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent, who promptly agrees to provide a copy of such notice to the Lenders, on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.
     Section 2.08 Interest Elections.
          (a) Generally. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert all or a portion of such Borrowing to a different Type or to continue all or a portion of such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) Interest Election Notice. To make an election pursuant to this Section 2.08, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting Loans of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
     If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s pro rata portion of each resulting Borrowing.
          (c) Automatic Conversion. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.09 Optional and Mandatory Prepayments of Loans.
          (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million with respect to Eurodollar Borrowings and $1.0 million with respect to ABR Borrowings or such lesser amount as needed to prepay the entire outstanding principal amount of such Borrowing.
          (b) Revolving Loan Prepayments.
          (i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Borrowings and all outstanding Swingline Loans.
          (ii) In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (B) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans and second, repay or prepay Revolving Borrowings, in an aggregate amount sufficient to eliminate such excess.
          (iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans and second, repay or prepay Revolving Borrowings (in whole or in part), in an aggregate amount sufficient to eliminate such excess.
          (iv) In the event that the aggregate Swingline Exposure exceeds the Swingline Commitment then in effect, Borrower shall, without notice or demand, immediately repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.
          (c) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid in whole or in part and shall specify such selection in the notice of such prepayment pursuant to Section 2.09(d), subject to the provisions of this Section 2.09(c).
          (d) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same Business Day as the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.06 and any breakage payments to the extent required by Section 2.12.
     Section 2.10 Alternate Rate of Interest.
     If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
          (b) the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that were to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period if occurring during the period the circumstances in clause (a) or (b) above remain in effect, to a Market Disruption Loan.
     Section 2.11 Yield Protection.
          (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);
          (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
          (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan), or to increase the cost to such Lender or such Lender’s holding company, if any, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender (with a copy to the Administrative Agent), Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender (with a copy to the Administrative Agent) Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) Mitigation. Each Lender requesting compensation under this Section 2.11 shall use commercially reasonable efforts to mitigate, avoid, or eliminate the amount of any such increased costs in accordance with Section 2.15, so long as taking such efforts would not be materially disadvantageous to such Lender or expose any Lender to an unreimbursed cost or expense.
     Section 2.12 Breakage Payments.
     In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure (for a reason other than the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered by Borrower pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15(b), then, in any such event, upon written demand by a Lender (with a copy to Administrative Agent) Borrower shall compensate such Lender for the loss, cost and expense incurred by such Lender as a result of such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12, accompanied by related calculations, shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
     Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.11, 2.12, 2.14 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Stamford, Connecticut, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 2.14 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
          (b) Pro Rata Treatment.
          (i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
          (ii) Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except as expressly provided in Section 2.18(d).
          (c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).
          (d) Sharing of Set-Off. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
          (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Beneficiary receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(d) applies, such Beneficiary shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Beneficiary is entitled under this Section 2.13(d) to share in the benefits of the recovery of such secured claim.
          (e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Section 2.14 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased by the Loan Parties as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its

own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, no Administrative Agent or Lender shall be indemnified for any Indemnified Taxes or Other Taxes hereunder unless such Administrative Agent or Lender shall make written demand on Borrower for such reimbursement no later than six months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Administrative Agent or Lender for payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which such Administrative Agent or Lender has made payment of such Indemnified Taxes or Other Taxes; provided that if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Lender that is a Foreign Lender shall deliver to Borrower and to the Administrative Agent (i) on or prior to the date on which such Lender becomes a Lender under this Agreement such properly completely and executed documentation prescribed by applicable Requirements of Law as will permit payments hereunder or under any other Loan Document to be made without withholding and (ii) from time to time thereafter as required by applicable Requirements of Law or upon the request of Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit payments hereunder or any other Loan Document to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to information reporting requirements.
     Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from time to time thereafter as required by applicable Requirements of Law or upon the reasonable request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:
          (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
          (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate, in substantially the form of Exhibit I, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),
          (iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), and Internal Revenue Service Form W-8IMY, accompanied by an Internal Revenue Service Form W-8ECI, an Internal Revenue Service Form W-8BEN, a certificate in substantially the form of Exhibit I, an Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit I, on behalf of such beneficial owner(s), or
          (v) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
     Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the documentation prescribed by applicable Requirements of Law to permit the payments hereunder or under any other Loan Document to be made without withholding or at a reduced rate of withholding, whenever a lapse in time, change in law or change in such Foreign Lender’s circumstances renders such documentation so delivered obsolete or inaccurate, (1) if such Foreign Lender is entitled to an exemption from or a reduction in withholding tax with respect to any payments hereunder or under any other Loan Document, promptly deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor documentation, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in withholding tax or (2) if such Foreign Lender is not entitled to an exemption from or reduction in withholding tax with respect to any payments hereunder or under any other Loan Document, promptly notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.
     Any Lender that is not a Foreign Lender and is not an “exempt recipient” described in Treasury regulation section 1.6049-4(c)(1)(ii)(A) or (M), shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Requirements of Law or upon the reasonable request of Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 (or successor forms) certifying that it is not subject to United States federal backup withholding tax.
     In the case of a Lender that would be subject to United States federal withholding tax imposed by FATCA on payments made on account of any obligation of Borrower hereunder if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.
          (f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.
          (g) Payments. For purposes of this Section 2.14, (i) any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from Borrower on behalf of such Lender shall be treated as a payment from Borrower to such Lender and (ii) if a Lender is treated as a partnership by a jurisdiction imposing an Indemnified Tax, any withholding or payment of such Indemnified Tax by the Lender in respect of any of such Lender’s partners shall be considered a withholding or payment of such Indemnified Tax by Borrower.
     Section 2.15 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use commercially reasonable efforts to designate a different lending office (including an existing office in another jurisdiction) for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation, change, or assignment (i) would avoid the imposition of, or in the future eliminate or reduce, amounts payable pursuant to Section 2.11 or 2.14, as the case may be and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses and accompanying calculations submitted by such Lender to Borrower shall be conclusive absent manifest error.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(c), then Borrower may at any time, at its sole expense and effort (except that assignment costs and expenses associated with a replacement of a

Defaulting Lender may be recovered from such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 10.04(b) and (g)), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
          (i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);
          (ii) subject to Section 2.17, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Requirements of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.15(b), such Lender shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption, and such Lender being replaced shall no longer constitute a “Lender” hereunder and all of its Commitments shall be deemed terminated, and the Eligible Assignee replacing such Lender shall constitute a “Lender” hereunder (including assumption of the Commitment, if any, and other obligations of the Lender being so replaced); provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.
     Section 2.16 Swingline Loans.
          (a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.16 and in its discretion, to make Swingline Loans to Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding (i) not to exceed $60,000,000 or (ii) after giving effect to any Swingline Loan, that will not result in the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that Borrower shall not use the proceeds of any Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.
          (b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $1.0 million and integral multiples of $500,000 above such amount.
          (c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 (noon), New York City time, on the proposed date of prepayment.
          (d) Participations. The Swingline Lender may at any time in its discretion, by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such next succeeding Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as and to the extent such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

     Section 2.17 Defaulting Lenders.
     Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender;
          (b) if any Swingline Exposure exists at the time a Lender becomes a Defaulting Lender then:
          (i) if no Default or Event of Default shall exist, all or any part of such Swingline Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments; or
          (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent prepay such Defaulting Lender’s Swingline Exposure;
          (c) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and participations in any such newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and
          (d) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.13(d) but excluding Section 2.15(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (A) a prepayment of the principal amount of any Loans and (B) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.
In the event that the Administrative Agent, Borrower or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a

Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.17 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.
     Section 2.18 Increase in Commitments.
          (a) Borrower Request. Borrower may from time to time prior to the Maturity Date by written notice to the Administrative Agent elect to request an increase to the existing Revolving Commitments by an amount not in excess of $150.0 million in the aggregate and in minimum increments of not less than $50.0 million unless such increase is of an existing Lender’s Revolving Commitment, in which case such increase shall be in an amount of not less than $5.0 million. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such person that is an existing Lender, increase its Commitment and, in the case of any other such person (an “Additional Lender”), become a party to this Agreement; provided that no existing Lender shall have any obligation whatsoever to agree to increase its Commitment.
          (b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:
               (i) each of the conditions set forth in Section 4.02 shall be satisfied;
               (ii) no Event of Default shall have occurred and be continuing and after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Net Funded Indebtedness as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), Holdings shall be in compliance with the covenant set forth in Section 5.02;
               (iii) Borrower shall make any payments required pursuant to Section 2.12 in connection with any adjustment of Revolving Loans pursuant to Section 2.18(d);
               (iv) the Administrative Agent shall grant its consent, not to be unreasonably withheld, for any person becoming an Additional Lender; and
               (v) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
          (c) Terms of New Loans and Commitments. The terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans. The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent, each Additional Lender, and each Lender whose Commitment is to be increased, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments made pursuant to this Agreement.
          (d) Adjustment of Revolving Loans. Each Revolving Lender that is acquiring a new or additional Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01.
          (e) Equal and Ratable Benefit. The Revolving Loans and Revolving Commitments established pursuant to this Section shall constitute Revolving Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantee in Article VII.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Holdings and Borrower represents and warrants to the Administrative Agent and each of the Lenders that:
     Section 3.01 Organization and Good Standing.
     Holdings, Borrower and each of their Subsidiaries (a) is duly incorporated, organized, or formed, validly existing and in good standing (or equivalent) under the laws of the jurisdiction of its incorporation, organization, or formation, (b) is duly qualified as a foreign entity authorized to do business, and is in good standing, in every other jurisdiction where its ownership, lease, or operation of properties and conduct of its business requires such qualification, and (c) has the requisite corporate or equivalent power and authority to own its properties and to carry on its business as now conducted, except in each case referenced in clause (b) or (c) above as would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 3.02 Due Authorization.
     Each Loan Party (a) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has been duly authorized by all necessary corporate action to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.
     Section 3.03 No Conflicts.
     Neither the execution and delivery of this Agreement and the other Loan Documents to which each Loan Party is a party, nor the consummation of the transactions contemplated herein and therein, nor the performance of and compliance with the terms and provisions hereof and thereof by such Loan Party will (a) violate any provision of its Organizational Documents, (b) violate, contravene or conflict with in any material respect any Requirement of Law (other than its Organizational Documents) or any regulation (including Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any material indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it or its Subsidiaries may be bound or (d) result in or require the creation of any Lien upon or with respect to its or its Subsidiaries’ material properties, except in each case referenced in clause (c) or (d) above as would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 3.04 Consents.
     No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required by any Loan Party under any material Requirement of Law in connection with the execution, delivery or performance by it of this Agreement or any of the other Loan Documents to which it is a party, except in each case as has been obtained or made.
     Section 3.05 Enforceable Obligations.
     This Agreement and the other Loan Documents to which each Loan Party is a party have been, or when delivered hereunder will be, duly executed and delivered by or on behalf of it and constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).
     Section 3.06 Financial Condition.
     The financial statements delivered to the Administrative Agent pursuant to Sections 4.01(c), 5.01(a), and 5.01(b): (a) have been prepared in accordance with GAAP, except as expressly noted therein and except to the extent of items that are immaterial in the aggregate and (b) present fairly in all material respects the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of such dates and for such periods therein indicated, provided that any such quarterly financial statements are unaudited and are subject to audit and year-end adjustments and lack footnotes and other presentation items.
     Section 3.07 No Default.
     No Default or Event of Default has occurred and is continuing.
     Section 3.08 Litigation.
     As of the Closing Date, except as disclosed in Holdings’ SEC filings or otherwise disclosed in writing to the Administrative Agent, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened against any Loan Party, which if adversely determined would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.09 Taxes.
     Holdings, Borrower and each of their Subsidiaries have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and have paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) that are not yet delinquent, (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (c) where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.10 Compliance with Law.
     Except as disclosed in Holdings’ SEC filings or otherwise disclosed in writing to the Administrative Agent, Holdings, Borrower and each of their Subsidiaries is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, except (a) as may be being contested in good faith and (b) instances in which the failure to comply therewith has not had or would not reasonably be expected to have a Material Adverse Effect.
     Section 3.11 ERISA.
     Except as would not result or reasonably be expected to result in a Material Adverse Effect:
          (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of Borrower or Holdings, no event or condition has occurred or exists as a result of which any Termination Event would be reasonably expected to occur; (ii) there has been no failure to meet the minimum funding standards under Section 430 of the Code or Section 303 of ERISA (determined without regard to any waiver of funding provisions therein) with respect to any Plan; (iii) each Plan (excluding any Multiemployer Plan) has been maintained, operated, and funded in material compliance with its terms and the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
          (b) The aggregate actuarial present value of all accumulated plan benefits of all Single Employer Plans (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 35) did not, as of the most recent valuation dates reflected in Holdings’ annual financial statements contained in Holdings’ most recent Form 10-K, exceed the aggregate fair market value of the assets of all such Single Employer Plans, except as disclosed in Holdings’ financial statements.
          (c) None of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has incurred, or, to the best knowledge of Borrower or Holdings, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. None of Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA).
          (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

          (e) The aggregate actuarial present value of all accumulated post-retirement benefit obligations of Borrower, Holdings, their Subsidiaries and the ERISA Affiliates (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 106) under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), as of the most recent valuation dates reflected in Holdings’ annual financial statements contained in Holdings’ most recent form 10-K, are reflected on such financial statements in accordance with Statement of Financial Accounting Standards No. 106.
     Section 3.12 Use of Proceeds; Margin Stock.
     The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 5.08. Borrower is not incurring the Indebtedness hereunder for the purpose, directly or indirectly, of purchasing or carrying Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     Section 3.13 Investment Company Act.
     Neither Holdings nor any of its Subsidiaries, is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.
     Section 3.14 Solvency.
     Each Loan Party is and, after the consummation of the transactions contemplated by this Agreement, will be Solvent.
     Section 3.15 Disclosure.
     Neither this Agreement nor any financial statements delivered to the Administrative Agent nor any other document, certificate or statement furnished to the Lenders by or on behalf of Borrower or Holdings in connection with the transactions contemplated hereby, when taken as a whole and considered together with disclosures made in any other Loan Documents or filings by either Loan Party with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, taken as a whole, not misleading in any material respect on the date made or delivered; provided, that with respect to any projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time so prepared (it being recognized that projections as to future events are not to be viewed as facts and that actual results may be materially different from the projected results).
     Section 3.16 Environmental Matters.
     Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of Holdings, Borrower and their Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by Holdings, Borrower and their Subsidiaries (the “Businesses”) that Borrower or Holdings are aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a material liability under any applicable Environmental Laws.

     Section 3.17 Insurance.
     The properties of Holdings, Borrower and their respective Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or its Subsidiaries operate.
     Section 3.18 Anti-Terrorism Laws.
     Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings, none of its Affiliates and none of their respective officers, directors, brokers or agents:
          (a) has violated or is in violation of Anti-Terrorism Laws; or
          (b) (i) that is reasonably identifiable as acting or benefiting in any capacity in connection with the Loans is a Prohibited Person or (ii) that is reasonably identifiable as acting or benefiting in any capacity in connection with the Loans, in either case (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Persons, (B) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
     Section 4.01 Conditions to Initial Credit Extension.
     The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.
          (a) Loan Documents. There shall have been delivered to the Administrative Agent an executed signature page of each Loan Party to each of the Loan Documents to which it is a party.
          (b) Corporate Documents. The Administrative Agent shall have received:
          (i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or applicable Governmental Authority) of the jurisdiction of its incorporation, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such

Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));
          (ii) a certificate as to the good standing (or equivalent) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and
          (iii) such other documents as the Lenders or the Administrative Agent may reasonably request.
          (c) Financial Statements. Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of Holdings and its Subsidiaries for fiscal years 2008 and 2009, audited by independent public accountants of recognized national standing, and (ii) the quarterly consolidated financial statements (including balance sheets, income statements and cash flow statements) of Holdings and its Subsidiaries for fiscal quarter ended as of June 30, 2010.
          (d) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the treasurer or other senior financial officer of Borrower, certifying compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).
          (e) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Fulbright & Jaworski L.L.P., special counsel for the Loan Parties, and a favorable written opinion of local Bermuda counsel for Holdings, both opinions to be (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering the matters set forth in Exhibit G.
          (f) Fees. The Arranger and Administrative Agent shall have received all Fees due and payable thereto by Borrower on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Vinson & Elkins LLP, special counsel to the Administrative Agent, and the fees and expenses of any consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.
          (g) USA PATRIOT ACT. The Lenders and the Administrative Agent shall have received the information required under Section 10.13 to be delivered by each Loan Party on or prior to the Closing Date and which was identified by the Lenders and Administrative Agent to Borrower.
     Notwithstanding the foregoing, the Commitments of the Lenders shall expire if the foregoing conditions are not satisfied (or waived pursuant to Section 10.02) on or prior to 3:00 p.m., New York City time, on October 29, 2010.
     Section 4.02 Conditions to All Credit Extensions.
     The obligation of each Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
          (a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Revolving Loans are being requested, or, in the case of the Borrowing of a Swingline Loan, the Swingline

Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.16(b).
          (b) No Default. Each Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.
          (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
     Each of the delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by each Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 5.02) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
     Borrower and Holdings warrant, covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing:
     Section 5.01 Information Covenants.
     Holdings and Borrower will furnish, or cause to be furnished, to the Administrative Agent, which in turn shall distribute promptly to the Lenders:
          (a) Annual Financial Statements. As soon as available, and in any event within 75 days after the close of each fiscal year of Holdings, a consolidated balance sheet, income statement and statement of cash flows of Holdings and its Subsidiaries, as of the end of such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except to the extent of items that are immaterial in the aggregate and except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. Notwithstanding the above, it is understood and agreed that delivery of Holdings’ applicable report on Form 10-K shall satisfy the requirements of this Section 5.01(a).
          (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of Holdings (other than the fourth fiscal quarter), a consolidated balance sheet, income statement and statement of cash flows of Holdings and its Subsidiaries as of the end of such fiscal quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lenders, and, in each case, accompanied by a certificate of a Financial Officer of Holdings to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such person and have been prepared in accordance with GAAP (except to the extent of items that are immaterial in the aggregate), subject to changes resulting from audit and normal year-end audit adjustments. Notwithstanding the above, it is understood and agreed that delivery of Holdings’ applicable report on Form 10-Q shall satisfy the requirements of this Section 5.01(b).
          (c) Officer’s Certificate. Within 75 days of the end of each fiscal year and within 45 days of the end of each fiscal quarter (other than the fourth fiscal quarter), a certificate of a Financial Officer of Borrower substantially in the form of Exhibit H: (i) setting forth calculations demonstrating compliance by Holdings with the financial covenant set forth in Section 5.02 as of the end of such fiscal period; (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action Borrower proposes to take with respect thereto; and (iii) notifying the Administrative Agent of the posting of any documents referred to in Section 5.01(a) and (b).
          (d) Electronic Delivery Permitted. Documents required to be delivered pursuant to Section 5.01(a), (b) and (e) (to the extent such documents are filed with the SEC) may be delivered electronically, including by filing with the SEC, and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at www.nabors.com/Public/index.asp.com; (ii) on which such documents are posted on Holdings’ or Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); or (iii) filed with the SEC. Notwithstanding anything contained in this Section 5.01(d), in every instance Borrower or Holdings shall be required to provide paper copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to maintain copies of the documents referred to in Sections 5.01(a), (b) and (e) and in any event the Administrative Agent shall have no obligation to request the delivery of the documents referred to in Section 5.01(a), (b), (c) or (e).
          (e) Notices. Upon Holdings or Borrower obtaining knowledge thereof, it will give written notice to the Administrative Agent within five Business Days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action it proposes to take with respect thereto, (ii) any change in the rating of the Index Debt and (iii) the occurrence of any of the following with respect to Holdings or Borrower (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against it, or any of its Subsidiaries, which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect or (B) the institution of any proceedings against Holdings, Borrower or any of their Subsidiaries, with respect to, or the receipt of notice by such person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which constitutes a Material Adverse Effect. Borrower will immediately give written notice to the Administrative Agent of any change in the fiscal year of Borrower or Holdings.
          (f) ERISA. Upon Borrower, Holdings or any Subsidiary of either or any ERISA Affiliate obtaining knowledge thereof, Borrower will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against Borrower or any Subsidiary of Borrower or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); or (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which Borrower, Holdings, or any Subsidiary of either or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto.
          (g) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of Borrower as any Lender may reasonably request.
     Section 5.02 Net Funded Indebtedness-to-Capitalization.
     As of the end of each fiscal quarter thereof, Holdings shall maintain a ratio of (a) the aggregate principal amount of Net Funded Indebtedness of Holdings and its Subsidiaries to (b) Total Capitalization that is less than or equal to .60 to 1.0.
     Section 5.03 Preservation of Existence and Franchises.
          (a) Each of Holdings and its Subsidiaries will do all things necessary to preserve and keep in full force and effect its legal existence and rights, franchises and foreign qualifications, except as permitted by Section 6.02, or to the extent such entity determines that the preservation and maintenance of the same is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous to the Lenders, or the failure to preserve and maintain the same could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.
          (b) Holdings and Borrower will, and will cause each of their Subsidiaries to, generally maintain its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted, except to the extent that the failure to so maintain such property or to avoid waste or deterioration could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.03(b) shall not apply to property that is lost or damaged in connection with a casualty event or is subjected to a condemnation or other taking.

     Section 5.04 Books and Records.
     Holdings and Borrower will, and will cause each of their Subsidiaries to, keep complete and accurate books and records, in all material respects in accordance with consistent accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
     Section 5.05 Compliance with Law.
     Holdings and Borrower will, and will cause each of their Subsidiaries to, comply with all Requirements of Law and all other laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations (including without limitation, Regulation U and Regulation X), and orders, and all restrictions imposed by any Governmental Authority, applicable to it and its properties, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect or would not violate any restrictions on its ability to incur or assume Indebtedness.
     Section 5.06 Payment of Taxes and Other Indebtedness.
     Holdings and Borrower will, and will cause each of their Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Agreement); provided, however, that Holdings and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness (i) which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, or (ii) with respect to which the failure to make any such payment would not have or would not be reasonably expected to have a Material Adverse Effect.
     Section 5.07 Insurance.
     Holdings and Borrower will, and will cause their Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.
     Section 5.08 Use of Proceeds.
     The proceeds of the Loans shall be used for working capital and general corporate purposes of Borrower and its Subsidiaries, including capital expenditures.
     Section 5.09 Audits/Inspections.
     Upon reasonable notice and during normal business hours, at the reasonable request of any Lender, Holdings and Borrower will, and will cause their Subsidiaries to, permit representatives appointed by the Administrative Agent, including independent accountants, agents, attorneys, and appraisers to visit and inspect Holdings’, Borrower’s and their Subsidiaries’ property, including its books and records, its accounts receivable and inventory, Holdings’, Borrower’s and their Subsidiaries’ facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains, and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Administrative Agent and to discuss all such matters with officers of Holdings and Borrower; provided that any nonpublic information obtained by any person during such audit or inspection shall be treated as confidential information in accordance with the disclosure standards set forth in Section 10.12. Any information obtained by the Administrative Agent shall be made available to any Lender upon such Lender’s request.
ARTICLE VI
NEGATIVE COVENANTS
     Holdings and Borrower warrant, covenant and agree with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations have been paid in full, unless the Required Lenders shall otherwise consent in writing:
     Section 6.01 Nature of Business.
     Holdings will not materially alter the character of its and its Subsidiaries’ (taken as whole) line of business from that conducted as of the Closing Date.
     Section 6.02 Fundamental Changes.
     Borrower will not consolidate or amalgamate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless:
     (i) the person formed by such consolidation or amalgamation or into which Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Borrower substantially as an entirety shall be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by an appropriate supplement hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the Obligations on the part of Borrower to be performed;
     (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
     (iii) Borrower has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and any such appropriate supplement comply with this Section 6.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.
     Holdings shall not consolidate or amalgamate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person unless:
     (i) the person formed by such consolidation or amalgamation or into which Holdings is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Holdings substantially as an entirety shall expressly assume, by an appropriate supplement hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the due and punctual payment of all Obligations and the performance of every covenant of this Agreement on the part of Holdings to be performed;
     (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

     (iii) Holdings has delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and such supplement comply with this Section 6.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.
Provided, that upon any consolidation or amalgamation of Holdings or Borrower with, or merger of Holdings or Borrower into, any other person, or any conveyance, transfer or lease of the properties and assets of Holding or Borrower substantially as an entirety in accordance with this Section 6.02, the successor person formed by such consolidation or amalgamation or into which Holdings or Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of Holdings or Borrower under this Agreement with the same effect as if such successor person had been named as the respective Loan Party herein, and thereafter, except in the case of a lease to another person, the predecessor person shall be relieved of all Obligations and covenants under this Agreement.
     Section 6.03 Affiliate Transactions.
Other than transactions between or among any Loan Party and any other Loan Party or Wholly Owned Subsidiary of a Loan Party, Borrower will not, nor will it permit its Subsidiaries to, enter into any material transaction or series of related transactions which in the aggregate would be material, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Borrower and its Subsidiaries as would be obtainable in a comparable arm’s-length transaction with a person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions pursuant to any contract or agreement outstanding as of (x) with respect to Borrower, the Closing Date or (y) with respect to any Subsidiary of Borrower, the Closing Date, or if later, the date such Subsidiary first became a Subsidiary of Borrower, and (ii) transactions otherwise specifically permitted herein.
     Section 6.04 Liens.
     Holdings will not, nor will it permit any Subsidiary to, issue, assume, guarantee or suffer to exist any Indebtedness if such Indebtedness is secured by a Lien upon any properties of Holdings or any Subsidiary or upon any securities or Indebtedness of any Subsidiary (whether such properties, securities or Indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the Obligations shall be secured equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to:
          (a) Liens on any property acquired, constructed or improved by Holdings or any Subsidiary (or Liens on the securities of a special purpose Subsidiary which holds no material assets other than the property being acquired, constructed or improved) after the date of this Agreement which are created within 360 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof; provided that in the case of such construction or improvement the Liens shall not apply to any property owned by Holdings or any Subsidiary before such construction or improvement other than (1) unimproved real property on which the property so constructed, or the improvement, is located or (2) personal property which is so improved;
          (b) Liens existing on the Closing Date, existing Liens on property acquired (including Liens on any property acquired from a person which is consolidated with or merged with or into Holdings or a Subsidiary) or Liens outstanding at the time any corporation, partnership or other entity becomes a Subsidiary; provided that such Liens shall only apply to property owned by such corporation, partnership or other entity at the time it becomes a Subsidiary or that is acquired thereafter other than from Holdings or another Subsidiary;
          (c) Liens in favor of Holdings or any Subsidiary;
          (d) Liens in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Liens, including Liens to secure debt of the pollution control or industrial revenue bond type;
          (e) Liens consisting of pledges or deposits by Holdings or any Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of debt) or leases to which Holdings or any Subsidiary is a party, or deposits to secure public or statutory obligations of Holdings or any Subsidiary or deposits of cash or United States government bonds to secure surety or appeal bonds to which it is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;
          (f) Liens imposed by law, including carriers’, warehousemen’s, repairman’s, landlords’ and mechanics’ liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
          (g) Liens for taxes, assessments or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
          (h) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of Holdings or any Subsidiary in the ordinary course of its business;
          (i) Liens consisting of encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or Liens consisting of zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of Holdings or a Subsidiary or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings or a Subsidiary;
          (j) Liens arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that;
          (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings or any Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board; and
          (ii) such deposit account is not intended by Holdings or any Subsidiary to provide collateral to the depository institution;
          (k) Liens arising from Uniform Commercial Code financing statement filings regarding leases Holdings and its Subsidiaries enter into in the ordinary course of business;

          (l) any Lien over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;
          (m) any Lien pursuant to any order of attachment, execution, enforcement, distraint or similar legal process arising in connection with court proceedings; provided that such process is effectively stayed, discharged or otherwise set aside within 30 days;
          (n) any lease, sublease and sublicense granted to any third party constituting a mortgage and any mortgage pursuant to farm-in and farm-out agreements, operating agreements, development agreements and any other similar arrangements, which are customary in the oil and gas industry or in the ordinary course of business of Holdings or any Subsidiary; or
          (o) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (n), inclusive; provided that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements in such property).
In addition to the foregoing, Holdings and any Subsidiary may issue, assume or guarantee secured Indebtedness that, with certain other Indebtedness described in the following sentence, does not exceed 10% of Consolidated Net Tangible Assets in the aggregate. For purposes of the foregoing calculation in the immediately preceding sentence, all attributable debt in respect of Sale and Lease-Back Transactions of Holdings and its Subsidiaries under the exception in Section 6.07 outstanding and unpaid shall be included, without duplication, in “Indebtedness”.
     Section 6.05 Burdensome Agreements.
     Neither Holdings nor any of its Subsidiaries shall enter into any contractual obligation (other than this Agreement or any other Loan Document) that materially limits the ability (a) of any Subsidiary of Holdings to make Restricted Payments to Holdings, or to otherwise transfer property to Holdings, (b) of any Subsidiary of Holdings to guarantee the Indebtedness of Holdings, or (c) of Holdings or any Subsidiary of Holdings to create, incur, assume or suffer to exist Liens on property of such person, in each case, other than:
     (i) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument existing on the date hereof;
     (ii) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument relating to property existing at the time of the acquisition thereof, so long as such encumbrances or restrictions relate only to the property so acquired;
     (iii) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument relating to any debt of, or otherwise to, any Subsidiary of Holdings at the time such Subsidiary was merged or consolidated with or into, or acquired by, Holdings or a Subsidiary of Holdings or became a Subsidiary of Holdings and not created in contemplation thereof;
     (iv) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument effecting a renewal, extension, refinancing, refund or replacement (or successive extensions,

renewals, refinancings, refunds or replacements) of debt issued under an agreement referred to in clauses (i) through (iii) above, so long as the encumbrances and restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in the original agreement, as determined in good faith by Holdings;
     (v) temporary encumbrances or restrictions with respect to a Subsidiary of Holdings under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Capital Stock of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder;
     (vi) customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business;
     (vii) encumbrances or restrictions contained in any agreement or instrument relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under such agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition;
     (viii) encumbrances or restrictions with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder;
     (ix) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument governing Indebtedness of any Foreign Subsidiary of Holdings, which encumbrances or restrictions are not applicable to any person, or the properties or assets of any person, other than any such Foreign Subsidiary of Holdings and the subsidiaries of such Foreign Subsidiary;
     (x) encumbrances or restrictions with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property; and
     (xi) encumbrances or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, or any of such person’s subsidiaries, if such encumbrances or restrictions are not applicable to the property or assets of any other person.
     Section 6.06 Subsidiary Indebtedness.
     Borrower will not permit any of its Subsidiaries to contract, create, incur, assume or permit to exist any Indebtedness, other than:
          (a) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;
          (b) Indebtedness owing by a Subsidiary of Borrower to Holdings or a Subsidiary of Holdings;
          (c) purchase money Indebtedness to finance the acquisition, construction, or improvement, or capital lease of assets (including equipment) or property; provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses; and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses;
          (d) Indebtedness incurred after the Closing Date in connection with the acquisition of a person or property (including by consolidation or merger) as long as such Indebtedness existed prior to such acquisition and was not created in anticipation thereof;
          (e) Indebtedness existing on the Closing Date;
          (f) Indebtedness under performance guaranties, performance bonds and letters of credit issued in the ordinary course of business and serving as a performance guaranty;
          (g) Indebtedness under documentary credits issued in connection with the purchase of goods in the ordinary course of business;
          (h) Indebtedness (x) under unsecured overdraft lines of credit or for working capital purposes in foreign countries with financial institutions and (y) arising from the honoring by a bank or other person of a check, draft or similar instrument inadvertently drawing against insufficient funds;
          (i) any other Indebtedness in a principal amount not to exceed ten percent (10%) of Consolidated Net Tangible Assets in the aggregate, at any one time outstanding;
          (j) Indebtedness not otherwise permitted under any other clause of this Section 6.06 so long as each Subsidiary of Borrower incurring such Indebtedness has delivered to the Administrative Agent (A) a guaranty in a form and substance reasonably satisfactory to the Administrative Agent and (B) a certificate of a Responsible Officer certifying the adoption of board resolutions authorizing such subsidiary guaranty; and
          (k) extensions, refinancings, renewals or replacements (or successive extensions, refinancings, renewals, or replacements), in whole or in part, of the Indebtedness permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement.
     Section 6.07 Sale and Lease-Back Transactions. Holdings will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction, other than any Sale and Lease-Back Transaction:
          (a) entered into within 360 days of the later of the acquisition or placing into service of the property subject thereto by Holdings or such Subsidiary;
          (b) involving a lease of less than five years;
          (c) entered into in connection with an industrial revenue bond or pollution control financing;
          (d) between Holdings and/or one or more Subsidiaries;

          (e) as to which Borrower or such Subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased in an amount equal to the attributable debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Obligations (1) under clauses (a) through (n) of Section 6.04 or (2) under the last paragraph of Section 6.04; or
          (f) as to which Borrower will apply an amount equal to the net proceeds from the sale of the property so leased to (1) the retirement (other than any mandatory retirement), within 360 days of the effective date of any such Sale and Lease-Back Transaction, of securities or of funded debt of Borrower or a Subsidiary or (2) the purchase or construction of other property, provided that such property is owned by Borrower or a Subsidiary free and clear of all mortgages.
     Section 6.08 Compliance with Anti-Terrorism Laws. Holdings will not, nor will it cause or permit any of its Subsidiaries to:
          (a) directly or indirectly, in connection with the Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (b) directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.
          (c) knowingly cause or permit (i) a Prohibited Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, a Prohibited Person.
Borrower shall deliver to the Lenders a certification, as to its compliance with this Section 6.08, no more frequently than quarterly in conjunction with the delivery of financial statements in accordance with Section 5.01(b), confirming Borrower’s compliance with this Section 6.08.
ARTICLE VII
GUARANTEE
     Section 7.01 The Guarantee.
     Each Guarantor hereby guarantees, as a primary obligor and not merely as a surety to each Beneficiary and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Beneficiaries by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby agrees that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     Section 7.02 Obligations Unconditional.
     The obligations of each Guarantor under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
          (a) at any time or from time to time, without notice to Any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
          (b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted; or
          (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.
     Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Beneficiary exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Beneficiary upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Beneficiaries shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Beneficiaries, and the obligations and liabilities of each Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Beneficiaries or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
     Section 7.03 Reinstatement.
     The obligations of each Guarantor under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
     Section 7.04 Subrogation.
     Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other obligor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
     Section 7.05 Remedies.
     Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by each Guarantor for purposes of Section 7.01.
     Section 7.06 Instrument for the Payment of Money.
     Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by Any Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
     Section 7.07 Continuing Guarantee.
     The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
     Section 7.08 General Limitation on Guarantee Obligations.
     In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
     Section 7.09 Release of Guarantor.
     Upon receipt of a written request from Borrower, the Administrative Agent will execute and deliver, at Borrower’s expense, all documents as may reasonably be requested to effect a release of a Guarantor (other than Holdings) that ceases to exist in accordance with Section 5.03(a) or is no longer required to guarantee the Obligations under Section 6.06(j).
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.01 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
          (a) Payment. Borrower shall: (i) default in the payment when due of any principal of any of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or of any fees owing hereunder, or (iii) default, and such default shall continue for five (5) or more Business Days, in the payment of any other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith.
          (b) Representations. Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.
          (c) Covenants. Any Loan Party shall:
          (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 5.01(e), 5.02, or Article VI, inclusive; or
          (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), or (c)(i) of this Section 8.01) contained in this Agreement or any other Loan Document to which it is party and such default shall continue unremedied for a period of at least 30 days after such notice is given by the Administrative Agent or any Lender to Borrower.
          (d) Bankruptcy, etc. The occurrence of any of the following with respect to any Loan Party or any of its Material Subsidiaries (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of such Loan Party or any such Material Subsidiary in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Loan Party or any such Material Subsidiary or for any material part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against such Loan Party or any such Material Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days (or 120 consecutive days if a foreign proceeding) ; or (iii) such Loan Party or any such Material Subsidiary shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such person or any material part of its property or make any general assignment for the benefit of creditors; or (iv) such Loan Party or any such Material Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Loan Party in furtherance of any of the aforesaid purposes.
          (e) Defaults under Other Agreements. With respect to any Indebtedness of such Loan Party or any of its Subsidiaries (other than Indebtedness outstanding under this Agreement) or any Swap Contract with a Swap Termination Value under $100,000,000, having an outstanding principal amount in excess of $100,000,000 in the aggregate (i) such Loan Party or any such Subsidiary shall (A) default in making any payment when due (after giving effect to any applicable grace period with respect thereto) with respect to such Indebtedness, or (B) default (after giving effect to any applicable grace period with respect thereto) in the observance or performance of any other covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (ii) such Indebtedness shall be declared due and payable, or required to be prepaid, other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) such Indebtedness shall mature and remain unpaid.
          (f) Judgments. One or more judgments, orders, or decrees shall be entered against any Loan Party or any of its Material Subsidiaries involving a liability of $100,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has not disputed coverage) and such judgments, orders or decrees shall be final and unappealable and shall not have been paid in accordance with their terms when due, or vacated, satisfied, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; provided that if such judgment, order or decree provides for periodic payments over time then such Loan Party or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment but only so long as no Lien attaches during such period.
          (g) ERISA. The occurrence of any ERISA Event (as defined below) that, when taken together with all other ERISA Events that have occurred, would have or would be reasonably expected to have a Material Adverse Effect: (i) any failure to meet the minimum funding standards under Section 303 of ERISA or Section 430 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of Borrower or Holdings or any Subsidiary of either or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) a Termination Event shall occur with respect to a Single Employer Plan which is likely to result in the termination of such Plan in a distress termination under Section 4041(c) of ERISA or by the PBGC under Section 4042 of ERISA; (iii) Borrower, Holdings, any Subsidiary of either, or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of a Multiemployer Plan or Multiple Employer Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur with respect to any Plan which would be reasonably expected to subject Borrower, Holdings, any Subsidiary of either or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which Borrower, Holdings, any Subsidiary of either or any

ERISA Affiliate has agreed or is required to indemnify any person against any such liability (each of (i) through (iv) an “ERISA Event”).
          (h) Change of Control. There shall occur a Change of Control.
          (i) Validity of Loan Documents. Any Loan Document or any material provisions thereof shall at any time and for any reason (other than satisfaction in full of the Obligations) be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations.
     Section 8.02 Acceleration; Remedies.
     Upon the occurrence of an Event of Default (other than an event described in Section 8.01(d)) then, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Loan Party, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to an event described in Section 8.01(d), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding. Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent and each Lender has, to the extent permitted by any Requirement of Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other Debtor Relief Law.
     Section 8.03 Allocation of Payments After Event of Default.
     Notwithstanding any other provisions of this Agreement, but subject to Section 2.17(d), after the occurrence of an Event of Default and the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 9.02 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Loan Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:
     (a) First, to the payment of all reasonable costs and expenses or fees, including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection with the enforcement of rights hereunder and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses, including compensation to the other Beneficiaries and their agents and counsel and all costs, liabilities and advances made or incurred by the other Beneficiaries in connection with the enforcement of rights hereunder, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
     (d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon; and
     (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE IX
THE AGENTS
     Section 9.01 Appointment and Authority.
     Each of the Lenders hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as explicitly set forth herein).
     Section 9.02 Rights as a Lender.
     The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     Section 9.03 Exculpatory Provisions.
     The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not:
          (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
          (c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, such as deliverables under Article IV. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
     Section 9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.
     Section 9.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities the Administrative Agent.
     Section 9.06 Resignation of Administrative Agent.
          (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to Borrower’s consent (unless and Event of Default shall have occurred and be continuing, and in such case in consultation with Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          (b) Any resignation by UBS AG, Stamford Branch as Administrative Agent pursuant to Section 9.06(a) shall, unless UBS AG, Stamford Branch gives notice to Borrower otherwise, also constitute its resignation as Swingline Lender, and such resignation as Swingline Lender shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Swingline Loans, as to which the Swingline Lender shall continue in such capacity until such Swingline Loans shall have been repaid, or until the successor Administrative Agent shall succeed to the role of Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless UBS AG, Stamford Branch and such successor gives notice to Borrower otherwise, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender.
     Section 9.07 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 9.08 Withholding Tax.
     To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 2.14(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
     Section 9.09 No Other Duties, etc.
     Anything herein to the contrary notwithstanding, none of the Bookmanagers, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

     Section 9.10 Enforcement.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices.
          (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
          (i) if to any Loan Party, to Borrower at:
Nabors Industries, Inc.
515 West Greens Road
Suite 1200
Houston, Texas 77067
Attention: General Counsel
Telecopier No.: 281-775-8431
          (ii) if to the Administrative Agent, to it at:
UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Marouan Grissa
Telecopier No.: (203) 719-4176
Email: DL-UBSAgency@UBS.com
          (iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

          (iv) if to the Swingline Lender, to it at:
UBS Loan Finance LLC
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Marouan Grissa
Telecopier No.: (203) 719-4176
Email: DL-UBSAgency@UBS.com
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to Borrower, the Administrative Agent and the Swingline Lender.
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.
     Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at the address set forth in Section 10.01(a) above or at such other e-mail address(es) provided to Borrower from time to time or in such other form as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Administrative Agent, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as the Administrative Agent shall require.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.
          (c) Platform. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
          (d) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b) and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of their respective securities.
     Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.
     Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.
     Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Administrative Agent and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.
     Section 10.02 Waivers; Amendment.
          (a) Generally. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Required Consents. Subject to Section 10.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
          (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
          (ii) reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (viii) below) or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

          (iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of any Loan, (B) postpone the date for payment of any interest, premium or fees payable hereunder, (C) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment beyond the Maturity Date, in any case, without the written consent of each Lender directly affected thereby;
          (iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;
          (v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;
          (vi) release Holdings or any other Guarantor from its guarantee of the Guaranteed Obligations, or limit its liability in respect of such guarantee, without the written consent of each Lender;
          (vii) change Section 2.13(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a) and 2.16(d), without the written consent of each Lender directly affected thereby;
          (viii) change any provision of this Section 10.02(b) or Section 10.02(c), without the written consent of each Lender directly affected thereby;
          (ix) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
          (x) subordinate the Obligations to any other obligation, without the written consent of each Lender;
          (xi) change or waive any provision of Article IX as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent; or
          (xii) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender.
Notwithstanding anything to the contrary herein:
          (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b); and

          (B) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error.
          (c) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.
     Section 10.03 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its respective Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of a single counsel for the Administrative Agent and a single counsel to the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documentary and similar taxes and charges in respect of the Loan Documents.
          (b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger (and any sub-agent thereof) each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment (with any time for appeals having expired) to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final judgment (with any time for appeals having expired) in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arranger, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Swingline Lender in connection with such capacity and (ii) such indemnity for the Swingline Lender shall not include losses incurred by the Swingline Lender due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Section 2.16(d) (it being understood that this proviso shall not affect the Swingline Lender’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.13. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.
     Section 10.04 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders.
          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
          (A) Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender (other than a Foreign Lender that on the effective date of the assignment would be subject to U.S. federal withholding tax that is imposed on interest payments payable to such Foreign Lender pursuant to any Requirements of Law, excluding, however, an assignee pursuant to a request by Borrower under Section 2.15), an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any assignment requiring its consent unless it shall object thereto by written notice within seven (7) Business Days after having received notice thereof;
          (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment; and
          (C) the Swingline Lender.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Swingline Lender (with respect to Revolving Lenders only) and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Swingline Lender sell participations to any person (other than a natural person or Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

     Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment or Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
          (e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed).
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 10.05 Survival of Agreement.
     All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.13, 2.14 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

     Section 10.06 Counterparts; Integration; Effectiveness.
     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 10.07 Severability.
     Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 10.08 Right of Setoff.
     If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          (b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the

Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law. Holdings is not organized under the laws the United States (including the States thereof and the District of Columbia) and therefore it hereby appoints Borrower as the authorized agent thereof (the “Authorized Agent”) upon whom process may be served in any action, suit or proceeding arising out of or based on this Agreement or the Obligations which may be instituted in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in either case in the Borough of Manhattan, The City of New York, by any Lender hereunder, and to the fullest extent permitted by applicable law, Holdings hereby waives any objection which it may now or hereafter have to the laying of venue of any such proceeding and expressly and irrevocably accepts and submits, for the benefit of the Lenders from time to time, to the nonexclusive jurisdiction of any such court in respect of any such action, suit or proceeding, for itself and with respect to its properties, revenues and assets. Such appointment shall be irrevocable unless and until the appointment of a successor authorized agent for such purpose, and such successor’s acceptance of such appointment, shall have occurred. Holdings agrees to take any and all actions, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent with respect to any such action shall be deemed, in every respect, effective service of process upon Holdings. Notwithstanding the foregoing, any action against Holdings arising out of or based on any of the Loan Documents may also be instituted in any court in the jurisdiction of organization of Holdings, and Holdings expressly accepts the jurisdiction of any such court in any such action. Borrower hereby accepts the foregoing appointment as agent for service of process.
     Section 10.10 Waiver of Jury Trial.
     EACH LOAN PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
     Section 10.11 Headings.
     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 10.12 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a “need-to-know” basis (consistent with its internal policies), to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower, or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For purposes of this Section, “Information” means all information received from or on behalf of Borrower or any of its Subsidiaries relating to Holdings, Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
     Section 10.13 USA PATRIOT ACT Notice and Customer Verification.
     Each Lender that is subject to the USA PATRIOT ACT and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT ACT, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party. This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT ACT and is effective as to the Lenders and the Administrative Agent.

     Section 10.14 Interest Rate Limitation.
     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     Section 10.15 Lender Addendum.
     Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.
     Section 10.16 Obligations Absolute.
     To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
          (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
          (b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
          (d) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
          (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
          (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
     Section 10.17 Judgment Currency.
          (a) Each Loan Party’s obligation hereunder and under the other Loan Documents to make payments in dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
          (c) For the purposes of this Agreement, “Dollar Equivalent” shall mean, as to any amount denominated in a currency other than the Obligation Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such other currency based upon the spot selling rate at which the Administrative Agent offers to sell such other currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NABORS INDUSTRIES, INC.
By:
Name:
Title:

NABORS INDUSTRIES LTD.
By:
Name:
Title:

Signature Page
Credit Agreement

UBS AG, STAMFORD BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

UBS LOAN FINANCE LLC, as Swingline Lender
By:
Name:
Title:

By:
Name:
Title:

Signature Page
Credit Agreement

Annex I
Applicable Margin

	Revolving Loans		Applicable
Index Debt Rating (S&P / Moody’s / Fitch’s)	Eurodollar	ABR	Fee
Level I Baa1/BBB+ or higher	1.500%	0.500%	0.300%
Level II Baa2/BBB	2.000%	1.000%	0.375%
Level III Baa3/BBB- or lower	2.500%	1.500%	0.450%
     For purposes of the above, (i) if any of Moody’s or S&P or Fitch’s shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established the same rating as the rating agency that has in effect a rating for the Index Debt; provided that if none of Fitch’s, Moody’s or S&P has in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Level III rating in the above grid shall be the rating deemed in effect; (ii) if the ratings established or deemed to have been established by Fitch’s, Moody’s and S&P for the Index Debt shall fall within two different Levels, the Applicable Margin shall be based on the higher of the two Levels, but if the three ratings are separated by more than one rating Level, the Applicable Margin shall be based on the mean rating Level between the three ratings; and (iii) if the ratings established or deemed to have been established by Fitch’s, Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when or whether notice of such change shall have been furnished by any Loan Party to the Administrative Agent and the Lenders. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Fitch’s, Moody’s or S&P shall change, or if no such rating agency shall then be in the business of rating corporate debt obligations, the Loan Parties and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

EXHIBIT A
Form of
ADMINISTRATIVE QUESTIONNAIRE
NABORS INDUSTRIES, INC.

Agent Address:	UBS AG, Stamford Branch	Return form to:

	677 Washington Boulevard	Telephone:	(203) 719-3000
	Stamford, Connecticut 06901	Facsimile:

E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.
Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement ☐ Yes ☐ No

•	Coming in via Assignment ☐ Yes ☐ No
Type of Lender:
(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance,_Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other- please_specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions
[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents
NON-U.S. LENDER INSTITUTIONS:
I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B
Form of
Assignment and Assumption
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Nabors Industries, Inc.

4.	Administrative Agent:	UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of September 8, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to

[1]	Select as applicable.

time, the “Credit Agreement”) among Nabors Industries, Inc., a Delaware corporation (“Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the Lenders, one or more financial institutions, includingUBS SECURITIES LLC, as arrangers (in such capacity, “Arrangers”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”),UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Loans[2]
Revolving Loans	$	$	%

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

     Effective Date: _____________ ___, 201[ ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted: [NABORS INDUSTRIES, INC.][4]
By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as Administrative Agent
By:
Name:
Title:

[3]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

[4]	To be completed to the extent consent is required under Section 10.04(b).

By:
Name:
Title:

UBS LOAN FINANCE LLC as Swingline Lender
By:
Name:
Title:

By:
Name:
Title:

ANNEX 1 to Assignment and Assumption
NABORS INDUSTRIES, INC.
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by [Holdings], the Borrower, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(c) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C
Form of
BORROWING REQUEST
UBS AG, Stamford Branch,
   as Administrative Agent for
the Lenders referred to below,
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: ______________
Re: Nabors Industries, Inc.
September ___, 2010
Ladies and Gentlemen:
     Reference is hereby made to that certain Credit Agreement dated as of September ___, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Nabors Industries, Inc., a Delaware corporation (“Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the lenders from time to time party thereto, one or more financial institutions, including UBS Securities LLC, as arrangers (the “Arrangers”), UBS Securities LLC as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”),UBS Loan Finance LLC, as swingline lender (the “Swingline Lender”), and UBS AG, Stamford Branch, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.
     Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Borrowing	Revolving Borrowing

(B)	Principal amount of Borrowing[5]	$

(C)	Date of Borrowing (which is a Business Day)	September ___, 2010

(D)	Type of Borrowing	Eurodollar

[5]	ABR and Eurodollar Loans must be in an amount that is at least $5,000,000 and an integral multiple of $1,000,000 or equal to the remaining available balance of the applicable Commitments.

(E)	Interest Period and the last day thereof[6]

(F)	Funds are requested to be disbursed to Borrower’s account with UBS AG, Stamford Branch (Account No. ).
[Signature Page Follows]

[6]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.

Nabors Industries, Inc.
By:
Name:
	Title:	[Responsible Officer]

EXHIBIT D
Form of
INTEREST ELECTION REQUEST
UBS AG, Stamford Branch,
   as Administrative Agent
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: [                              ]
[Date]
Re: Nabors Industries, Inc.
Ladies and Gentlemen:
     This Interest Election Request is delivered to you pursuant to Section 2.08 of the Credit Agreement dated as of September 8, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nabors Industries, Inc., a Delaware corporation (“Borrower”), Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”),UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.
     Borrower hereby requests that on [__________] (the “Interest Election Date”),
     1. $[__________] of the presently outstanding principal amount of the Loans originally made on [__________],
     2. and all presently being maintained as [ABR Loans] [Eurodollar Loans],
     3. be [converted into] [continued as],

[7]	Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

     4. [Eurodollar Loans having an Interest Period of [one/two/three/six months] [ABR Loans].
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement);
     (b) no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature Page Follows]

     Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

NABORS INDUSTRIES, INC.
By:
Name:
Title:

EXHIBIT E
Form of
LENDER ADDENDUM
     Reference is made to the Credit Agreement dated as of September 8, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Nabors Industries, Inc., a Delaware corporation (“Borrower”), Nabors Industries Ltd. (“Holdings”), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”),UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.
     Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.15 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 hereto, effective as of the Closing Date.
     THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this ___ day of [                  ], 201[  ].

,
as a Lender [Please type legal name of Lender above]

By:
Name:
Title:

[If second signature is necessary:]
By:
Name:
Title:

Accepted and agreed: NABORS INDUSTRIES, INC.
By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

Schedule 1
COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Commitment:

EXHIBIT F-1
Form of
REVOLVING NOTE

$	New York, New York
[Date]
     FOR VALUE RECEIVED, the undersigned, NABORS INDUSTRIES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to UBS AG, STAMFORD BRANCH (the “Lender”) or its registered assigns on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                      DOLLARS ($                    ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.13 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.
     The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement dated as of September 8, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, Nabors Industries Ltd., a Bermuda exempted company (“Holdings”), the Lenders, UBS SECURITIES LLC, as lead arranger, documentation agent and syndication agent, UBS LOAN FINANCE LLC, as swingline lender and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
     This Note is guaranteed as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of the nature and extent of the guarantee, the terms and conditions upon which the guarantee was granted and the rights of the holder of this Note in respect thereof.
     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.
     All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

     THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Page Follows]

NABORS INDUSTRIES, INC., as Borrower
By:
Name:
Title:

EXHIBIT F-2
Form of
SWINGLINE NOTE

$	New York, New York
[Date]
     FOR VALUE RECEIVED, the undersigned, NABORS INDUSTRIES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of UBS AG, STAMFORD BRANCH (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                      ($                    ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.16 of the Credit Agreement referred to below. Borrower further agrees to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.13(a) of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.
     The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement, dated as of September 8, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, NABORS INDUSTRIES LTD., a Bermuda exempted company (“Holdings”), the Lenders, UBS SECURITIES LLC, as lead arranger, documentation agent and syndication agent, UBS LOAN FINANCE LLC, as swingline lender and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
     This Note is guaranteed as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement and the Security Documents for the nature and extent of the guarantee, the terms and conditions upon which the guarantee was granted and the rights of the holder of this Note in respect thereof.
     Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.
     All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

F2-1

     THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Page Follows]

F2-2

NABORS INDUSTRIES LTD., as Borrower
By:
Name:
Title:

F2-3

EXHIBIT G
OPINION OF COMPANY COUNSEL
See attached.
Exhibit G-1

EXHIBIT H
FORM OF OFFICER’S CERTIFICATE
     TO: UBS AG, STAMFORD BRANCH, as Administrative Agent
  RE: Credit Agreement, dated as of September 8, 2010, among Nabors Industries, Inc, a Delaware corporation (“Borrower”), Nabors Industries Ltd., a Bermuda company (“Holdings”), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”)
     DATE:                     , 201[ ]
  Pursuant to the terms of the Credit Agreement, we, the undersigned officers of Borrower and Holdings, respectively, hereby certify as follows (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):
     a. Attached hereto as Schedule 1 are calculations demonstrating compliance by Borrower with the financial covenant contained in Section 5.02 of the Credit Agreement as of the fiscal [quarter] [year] ending _____________, __.
     b. No Default or Event of Default exists under the Credit Agreement as of the last day of the fiscal [quarter] [year] referenced in paragraph (a) above, except as indicated on a separate page attached hereto, which also sets forth an explanation of the action taken or proposed to be taken by Borrower with respect thereto.
     c. The quarterly/annual financial statements for the fiscal period cited above, fairly present in all material respects the financial condition of Borrower and its Subsidiaries and have been prepared in accordance with GAAP (in the case of any quarterly financial statements, subject to changes resulting from normal year-end audit adjustments).

NABORS INDUSTRIES, INC.
By:
Name:
Title:

NABORS INDUSTRIES LTD.
By:
Name:
Title:

Exhibit H-1

Schedule 1
to Officer’s Certificate
Compliance with Financial Covenant
Compliance with Section 502 — Net Funded Indebtedness-to-Capitalization

A.	Net Funded Indebtedness of Holdings and its Subsidiaries	$

B.	Total Capitalization

	1. Net Worth	$

	2. Net Funded Indebtedness of Holdings and its Subsidiaries (Line A)	$

	3. Total Capitalization (Line B.1 plus Line B.2)	$

C.	Ratio of Net Funded Indebtedness to Total Capitalization (Line A to Line B.3)		to 1.0

Requirement: Line C shall be less than or equal to .60 to 1
Exhibit H-2

EXHIBIT I
FOREIGN LENDER CERTIFICATE
     Reference is made to the Credit Agreement among Nabors Industries, Inc., a Delaware corporation (the “Borrower”), UBS AG, Stamford Branch, as Administrative Agent and Lenders that become a party thereto, dated as of September 8, 2010 (the “Credit Agreement”).
     Under penalties of perjury, the undersigned hereby certifies to the Borrower and to the Administrative Agent that:
     1. The undersigned is the sole record and beneficial owner of the loans or the obligations evidenced by the Note(s) in respect of which it is providing this certificate.
     2. The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)). In this regard, the undersigned further represents and warrants that:
     (a) the undersigned is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and
     (b) the undersigned has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.
     3. The undersigned is not a “10-percent shareholder” (as such term is used in Section 881(c)(3)(B) of the Code) of the Borrower.
     4. The undersigned is not a controlled foreign corporation related to the Borrower within the meaning of Section 864(d)(4) of the Code.
     5. Interest on the loans is not effectively connected with a U.S. trade or business conducted by the undersigned.
     We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this U.S. Tax Compliance Certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent in writing within thirty days of such change and (b) the undersigned shall furnish the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the three calendar years preceding such payment.
Exhibit H-2

     Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Title:

[ADDRESS]

Dated:                                         201[ ]

I-2